UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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STATION CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATION CASINOS, INC.

2411 West Sahara Avenue
Las Vegas, Nevada
(702) 367-2411

ANNUAL MEETING OF STOCKHOLDERS
May 24, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Station Casinos, Inc. to be held on May 24, 2006, at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada at 10:00 a.m. local time. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting including: the election of two directors to serve for a three year term and ratification of the appointment of the Company’s independent auditors. In addition, a union stockholder, UNITE-HERE, an affiliate of the Culinary Workers Union Local 226, has submitted to your Board a non-binding stockholder proposal. The Board urges you to reject the union’s proposal.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed proxy card or vote by telephone or via the Internet as soon as possible even if you currently plan to attend the annual meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

You are assured that your Board of Directors will continue to act in the best interest of all Company Stockholders.

Thank you for your continued interest and support.

Sincerely,
Frank J. Fertitta III
Chairman of the Board and Chief Executive Officer

IMPORTANT

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD OR VOTE BY TELEPHONE OR VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WITH QUESTIONS OR REQUIRING ASSISTANCE MAY CALL D. F. KING & CO., INC., WHICH IS ASSISTING YOUR COMPANY, TOLL-FREE AT 1-888-628-8536.

STATION CASINOS, INC.

2411 West Sahara Avenue
Las Vegas, Nevada 89102

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

The accompanying proxy is solicited by the board of directors (the “Board of Directors”) of Station Casinos, Inc., (the “Company”) to be used at the Annual Meeting of Stockholders on May 24, 2006 (the “Annual Meeting”) to be held at 10:00 a.m. local time at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about April 20, 2006.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

ITEM I	The election of two directors to serve until the 2009 Annual Meeting.
ITEM II	A proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006.
ITEM III	A stockholder proposal from UNITE-HERE (the “Union”) if properly presented at the meeting.

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company’s executive offices, by subsequently executing and delivering a later dated proxy or by voting in person at the Annual Meeting.

The Board of Directors believes that the election of its director nominees and the ratification of Ernst & Young LLP as the Company’s independent auditors for 2006 are in the best interests of the Company and its stockholders. Therefore, your Board of Directors unanimously recommends voting FOR each of the proposals contained in items I and II.

The Board of Directors also believes that the stockholder proposal is not in the best interest of the Company and its stockholders. Therefore, your Board of Directors unanimously recommends voting AGAINST the Union’s proposal contained in item III.

VOTING

Shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR the election of director nominees listed herein, FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for 2006, AGAINST the Union stockholder proposal and, in the discretion of the persons voting the respective proxies with respect to any other matter that may properly come before the Annual Meeting.

The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but without receiving special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $35,000, plus reimbursement of certain out-of-pocket expenses.

Only holders of record at the close of business on April 13, 2006 (the “Record Date”) of the Company’s common stock, $0.01 par value, will be entitled to vote at the Annual Meeting. On the Record Date, there were 62,808,797 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting.

Vote Required

The election of the director nominees (Item I) requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Each approval of the proposal to ratify Ernst & Young LLP as the Company’s independent auditors for 2006 (Item II) and approval of the Union stockholder proposal (Item III) requires the affirmative vote of holders of a majority of the voting power represented in person or by proxy and entitled to vote at the Annual Meeting. Under Nevada law and the Company’s Restated Bylaws (the “Bylaws”), shares as to which a stockholder abstains or withholds from voting and shares as to which a broker indicates that it does not have discretionary authority to vote (“broker non-votes”) will have the same legal effect as a vote against a proposal; however, such shares will have no effect on the election of directors.

If your shares are held in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions on proposals as to which it does not have discretionary authority. PLEASE SIGN, DATE AND PROMPTLY MAIL THE PROXY CARD (OR VOTING INSTRUCTION FORM) IN THE ENVELOPE PROVIDED BY YOUR BROKER OR ITS AGENT. Remember, your shares cannot be voted unless you return a signed and executed proxy card (or Voting Instruction Form) to your broker on proposals as to which it does not have discretionary authority. However, please be advised that broker non-votes with respect to any matter to be voted on at the Annual Meeting will not be voted but will be counted as present to determine whether there is a quorum for voting purposes on such matters at the Annual Meeting and will have the same legal effect as a vote against the proposals other than the proposal for the election of directors. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. Under applicable rules of conduct, brokers do not have discretionary authority over any proposal to be presented at the Annual Meeting when the matter to be voted upon is being opposed by management, subject to a contest or pursuant to applicable NYSE rules.

The stockholders of the Company have no dissenters or appraisal rights in connection with any of the items to be voted upon at the meeting.

ITEM I
NOMINEES FOR ELECTION OF DIRECTORS

The Articles and Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at six (6). The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Lorenzo J. Fertitta, Lowell H. Lebermann, Jr., James E. Nave D.V.M., Lee S. Isgur and Robert E. Lewis. The Board of Directors is divided into three classes. Class I consists of Lowell H. Lebermann, Jr, and Robert E. Lewis whose terms expire in 2006. Class II consists of Lorenzo J. Fertitta and James E. Nave, D.V.M., whose terms expire in 2007. Class III consists of Frank J. Fertitta III and Lee S. Isgur, whose terms expire in 2008. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

At the Annual Meeting, two directors are to be elected to serve until the 2009 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of the two nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Lowell H. Lebermann, Jr.   Mr. Lebermann has served as a director of the Company since October 1993 and is Chairman of the Governance and Compensation Committee and serves on the Audit Committee. He is Chairman of Centex Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. He is a director of Patton Medical, Inc. and DoggettData, Inc., of Austin, Texas. He is a former director of Valero Energy Corporation, San Antonio and of Franklin Federal Bancorp, Austin (acquired by Norwest) and a founding member of the board of directors of the Texas Workers’ Compensation Fund. From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971 to 1977.

Robert E. Lewis.   Mr. Lewis has served as a director of the Company since May 2004 and serves on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp. since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association. Mr. Lewis is also on the Executive Committee and served as Secretary and Legislative Chairman for the Nevada Development Authority, he is a Past Chairman of the Las Vegas District Council of the Urban Land Institute and served on the Clark County Community Growth Task Force.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and executive officers of the Company. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors.

Name	Age	Position
Frank J. Fertitta III(*)	44	Chairman of the Board and Chief Executive Officer
Lorenzo J. Fertitta(*)	37	Vice Chairman of the Board and President
Glenn C. Christenson	56	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
William W. Warner	41	Executive Vice President and Chief Operating Officer
Scott M Nielson	48	Executive Vice President and Chief Development Officer
Richard J. Haskins	42	Executive Vice President, General Counsel and Secretary
Lee S. Isgur	68	Director
Lowell H. Lebermann, Jr.	66	Director
Robert E. Lewis	60	Director
James E. Nave, D.V.M.	61	Director

(*)          Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

Set forth below are the Class II and Class III directors whose terms do not expire this year together with non-director executive officers of the Company, along with certain information regarding these individuals.

Frank J. Fertitta III.   Mr. Fertitta has served as Chairman of the Board of the Company since February 1993 and Chief Executive Officer since July 1992. Mr. Fertitta also served as President of the Company from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.

Lorenzo J. Fertitta.   Mr. Fertitta was appointed Vice Chairman of the Board of the Company in December 2003. Mr. Fertitta has served as President of the Company since July 2000 and has served as a director since 1991. Mr. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. From 1991 to 1993, he served as Vice President of the Company. Mr. Fertitta currently serves as the first President of the Nevada Resort Association and a member of its board of directors and serves as a director of the American Gaming Association. Mr. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

Lee S. Isgur.   Mr. Isgur has served as a director of the Company since December 2003 and serves on the Audit and Governance and Compensation Committees. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm, since 1997 and has served on the board of directors of eDiets since 1999, where he serves as chair of the Audit Committee and as a member of the Governance and Compensation committees. From 1994 to 1997, Mr. Isgur was a Managing Director of Jefferies & Company, an investment banking firm. Prior to that, he was a partner at Volpe Welty & Company, a research and investment banking firm.

James E. Nave, D.V.M.   Dr. Nave has served as a director of the Company since March 2001, is chairman of the Audit Committee and serves on the Governance and Compensation Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave has also served on the board of directors of Bank West of Nevada since 1994, where he also serves as Chairman of the Site Committee. Dr. Nave has served on the board of directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association and is Chairperson of the National Commission for Veterinary Economics Issues. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association and the Executive Board of the World Veterinary Association. Dr. Nave was a member of the University of Missouri, College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996.

Glenn C. Christenson.   Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President of the Company. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of the Company from 1993 to December 2003. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. He is a member of the Board of Trustees of the Nevada Development Authority and is a member of the board of directors for the Las Vegas Convention and Visitors Authority, the Nevada State College Foundation Board and the National Center for Responsible Gaming.

William W. Warner.   Mr. Warner was appointed Chief Operating Officer of the Company in July 2004 and has been an Executive Vice President of the Company since March 2002. He served as Chief Development Officer from March 2002 to July 2004, Vice President of Finance of the Company from January 1996 to March 2002 and Director of Finance from August 1993 to January 1996.

Scott M Nielson.   Mr. Nielson was appointed Chief Development Officer of the Company in July 2004 and has been an Executive Vice President of the Company since June 1994. He served as Chief Legal Officer from March 2002 to July 2004 and General Counsel from 1991 to March 2002. In 1992, he was appointed Secretary of the Company and served in that position until July 2004. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Schreck Brignone), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

Richard J. Haskins.   Mr. Haskins was appointed Executive Vice President and Secretary of the Company in July 2004 and has served as General Counsel of the Company since April 2002. He previously served as Assistant Secretary from September 2003 to July 2004, as Vice President and Associate General Counsel from November 1998 to March 2002 and as General Counsel of Midwest Operations from November 1995 to October 1998. From 1990 to October 1995, Mr. Haskins was in private legal practice, most recently as a partner in the Kansas City, Missouri law firm of Rose Brouillette & Shapiro P. C. Mr. Haskins is a member of the American Bar Association, the Kansas Bar Association, the Missouri Bar Association and the Nevada Bar Association.

Meetings of the Board of Directors

The Board of Directors met 15 times during 2005. The Board of Directors has a standing Audit Committee and Governance and Compensation Committee. Each committee is comprised solely of independent directors. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held, or of the total number of meetings held by all committees of the Board of Directors on which various members served during 2005. The current members of each of the Board of Directors’ committees are listed below.

All of the members of the Board of Directors were in attendance at the 2005 annual stockholders’ meeting, which included Frank J. Fertitta III, Lorenzo J. Fertitta, Dr. James E. Nave, Lowell H. Lebermann, Jr., Lee S. Isgur and Robert E. Lewis. It is the Company’s policy that all members of the Board of Directors are expected to attend the annual stockholders’ meeting.

Director Independence

The Board of Directors has determined that each of Messrs. Lebermann, Nave, Isgur and Lewis are independent directors (as independence is defined in Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards). As part of its analysis, the Board of Directors determined that none of Messrs. Lebermann, Nave, Isgur or Lewis has a direct or indirect material relationship with the Company.

Executive Sessions of Non-Management Directors

In order to promote open discussion among the non-management directors, the Board of Directors holds executive sessions, at least four times each year, in which those directors meet without management participation. The Chairman of each executive session rotates between the chairpersons of the Company’s Audit Committee and Governance and Compensation Committee, depending upon the primary subject matter of the meeting. During 2005, the non-management directors met 6 times without management participation following Audit Committee or Governance and Compensation Committee meetings.

The Audit Committee

The Board of Directors has a separately designated standing Audit Committee that was established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are James E. Nave, D.V.M., Chairman, Lowell H. Lebermann, Jr., Lee S. Isgur and Robert E. Lewis. During 2005, the Audit Committee met 11 times.

The Audit Committee, comprised solely of independent directors (as independence is defined in Section 303A.02 of the NYSE listing standards), meets periodically with the Company’s independent auditors, management, internal auditors and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and selects the Company’s independent auditors. The independent auditors and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters. The responsibilities of the Audit Committee are outlined in a written charter, which is available on the Company’s website at www.stationcasinos.com. Printed copies are also available upon request directed to the Company’s Corporate Secretary.

Audit Committee Financial Expert

The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE. The Board of Directors has also determined that Lee S. Isgur qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

The Governance and Compensation Committee

The Governance and Compensation Committee meets periodically to discuss matters relating to the nomination of directors and corporate governance policies in addition to compensation matters. The current members of the Governance and Compensation Committee are Lowell H. Lebermann, Jr., Chairman, James E. Nave, D.V.M., Lee S. Isgur and Robert E. Lewis.

The Governance and Compensation Committee, currently comprised solely of independent directors (as independence is defined in Section 303A.02 of the NYSE listing standards), reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Governance and Compensation Committee also reviews and takes action regarding grants of stock options and restricted shares to employees. The Governance and Compensation Committee is also responsible for matters concerning the nomination of directors and corporate governance policies. The Governance and Compensation Committee also evaluates and recommends candidates for election as directors, makes recommendations concerning the size and composition of the Board of Directors, implements the Company’s corporate governance policies and assesses the effectiveness of the Board of Directors. The Governance and Compensation Committee met 14 times during 2005. The responsibilities of the Governance and Compensation Committee are outlined in a written charter, which is available on the Company’s website at www.stationcasinos.com. Printed copies are also available upon request directed to the Company’s Corporate Secretary.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board of Directors, the Governance and Compensation Committee will consider the criteria outlined in the Company’s corporate governance policy, which include high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. The Company regularly assesses the size of the Board of Directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board of Directors. Candidates may come to the attention of the Governance and Compensation Committee from current Board of Directors members, stockholders, professional search firms, officers or other persons. The Governance and Compensation Committee will review all candidates in the same manner regardless of the source of the recommendation. The Governance and Compensation Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board of Directors membership, which must be submitted no later than ninety (90) days prior to the anniversary of the prior annual meeting and should be addressed to:

Corporate Secretary
Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

The notice must include all of the information required by the Bylaws, including but not limited to the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares of the Company’s common stock beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law.

Compensation of Directors

Directors who are not directly or indirectly affiliated with the Company receive a monthly fee of $4,167, $1,500 for each board meeting attended, $1,500 for each committee meeting attended and the committee chairman receives an additional $1,000 for each committee meeting attended. Such directors are granted 7,500 shares of restricted stock upon their nomination to the Board of Directors and are granted an additional 5,000 shares of restricted stock annually. All of the restricted stock grants made to such directors vest equally over five years. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Stock Compensation Program. See “Stock Compensation Program” as described hereinafter.

Governance and Compensation Committee Interlocks and Insider Participation

The current members of the Governance and Compensation Committee are Lowell H. Lebermann, Jr., Chairman, James E. Nave, D.V.M., Lee S. Isgur and Robert E. Lewis. Each person is an independent director (as independence is defined in Sections 303A.02 of the NYSE listing standards) of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its executive officers, directors and greater than 10% beneficial owners complied with all of the filing requirements applicable to them with respect to transactions during 2005, with the exception of one Form 4 transaction for Mr. Lebermann in which the sale of 2,000 shares on February 18, 2005 was not reported until December 29, 2005.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest to the Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of its directors, officers (including its chief executive officer and chief financial officer) and employees. The Code of Ethics and any waivers or amendments to the Code of Ethics are available on the Company’s website at www.stationcasinos.com. Printed copies are also available upon request directed to the Company’s Corporate Secretary.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on its website at www.stationcasinos.com. Printed copies are also available upon request directed to the Company’s Corporate Secretary.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to Station Casinos, Inc. Board of Directors c/o Corporate Secretary, 2411 West Sahara Avenue, Las Vegas, Nevada 89102. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth, as of February 28, 2006, certain information regarding the shares of common stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of common stock (solely based on information reported on Forms 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership
		Acquirable
	Currently	Within	Percent of
Name and Address of Beneficial Owner (1) (2)	Owned(3)	60 days	Class
Frank J. Fertitta III	5,674,443	45,000	8.5
Lorenzo J. Fertitta	5,475,979	30,000	8.2
FMR Corp (4)	5,587,350	—	8.4
Blake L. Sartini (5)	3,911,411	—	5.9
Delise F. Sartini (5)	3,856,763	—	5.8
Scott M Nielson (6)	678,527	10,000	1.0
Glenn C. Christenson (7)	533,857	15,000	*
William W. Warner (8)	472,959	60,000	*
Richard J. Haskins (9)	205,847	10,000	*
James E. Nave, D.V.M.	45,000	—	*
Lowell H. Lebermann, Jr	34,500	—	*
Lee S. Isgur (10)	24,500	—	*
Robert E. Lewis	17,500	—	*
Executive Officers and Directors as a Group (10 persons)	13,163,112	170,000	19.6

              *  Less than one percent

    (1)  Of the total number of shares reported in this table, the following are the approximate number of vested stock options beneficially owned by each individual in the table: Frank J. Fertitta III 488,900; Lorenzo J. Fertitta 501,400; Scott M Nielson 177,207; Glenn C. Christenson 55,000; Richard J. Haskins 2,000, Lowell H. Lebermann, Jr. 22,500 and James E. Nave, D.V.M. 30,000. Of the total number of shares reported in this table, 235 shares beneficially owned by Mr. Warner are held by the Company’s 401(k) Plan.

    (2)  The address of each of the stockholders named in this table other than FMR Corp. and Blake and Delise Sartini is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

    (3)  Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

    (4)   The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109 and the SEC filing date is February 14, 2006.

    (5)  Reflects 3,645,980 shares in which beneficial ownership is shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of certain shares owned by Mr. Sartini or family trusts in which Mr. Sartini is trustee and shares of stock owned by family trusts of which Delise Sartini is trustee and thus have different total ownership figures. Delise Sartini is a sister of Frank J. Fertitta III and Lorenzo J. Fertitta and is married to Blake Sartini. The address for Blake and Delise Sartini is 6595 South Jones Blvd., Las Vegas, Nevada 89118.

    (6)  Includes 105,407 shares owned by Mr. Nielson who shares voting and investment power with his wife and 48,050 shares in which his wife has sole voting and investment power.

    (7)  Includes 142,637 shares owned by Mr. Christenson who shares voting and investment power with his wife.

    (8)  Includes 17,058 shares owned by Mr. Warner who shares voting and investment power with his wife.

    (9)  Includes 8,583 shares owned by Mr. Haskins who shares voting and investment power with his wife.

(10)  Includes 8,000 shares owned by Mr. Isgur who shares voting and investment power with his wife.

                EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Executive Officers”), for services rendered to the Company in all capacities during the years ended December 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
				Other Annual	Restricted	Securities	All Other
		Salary	Bonus	Compensation	Stock Awards	Underlying	Compensation
Name and Principal Position	Period	($)(1)	($)(2)	($)(3)	($)(4)	Options (#)	($)(5)
Frank J. Fertitta III	2005	1,839,230	3,750,000	71,675	—	—	231,586
Chairman of the Board	2004	1,541,154	3,150,000	87,882	14,280,000	—	230,228
and Chief Executive Officer	2003	1,385,500	1,775,313	219,061	2,845,301	—	38,115
Lorenzo J. Fertitta	2005	1,414,231	2,175,000	—	—	—	33,401
Vice Chairman of the	2004	1,126,731	1,725,000	333,333	14,280,000	—	56,217
Board and President	2003	975,500	1,012,875	—	1,850,029	—	11,056
William W. Warner	2005	964,231	1,000,000	250,000	—	—	73,088
Executive Vice President	2004	668,269	700,000	—	9,520,000	—	60,815
and Chief Operating Officer	2003	552,885	406,250	250,000	809,409	—	28,182
Glenn C. Christenson	2005	835,692	850,000	—	—	—	74,672
Executive Vice President,	2004	715,192	730,000	—	4,760,000	—	22,509
Chief Financial Officer,	2003	661,654	451,750	—	900,056	—	1,675
Chief Administrative Officer
and Treasurer
Scott M Nielson	2005	779,135	800,000	71,234	—	—	83,472
Executive Vice President and	2004	612,308	625,000	—	4,760,000	—	59,662
Chief Development Officer	2003	544,731	386,750	—	798,924	—	28,120

(1)             For the years ended December 31, 2005, 2004 and 2003, amounts include salary deferred under the Company’s Deferred Compensation Plan of  $144,635, $100,240 and $82,933 for Mr. Warner and $41,361, $61,231 and $27,237 for Mr. Nielson, respectively.

(2)             Amounts shown are the bonus amounts earned for the years without consideration as to the year of payment. For the year ended December 31, 2004, amounts include bonuses deferred, which were paid in 2006 for a total of $1,575,000 for Mr. Frank Fertitta III, $862,500 for Mr. Lorenzo Fertitta, $350,000 for Mr. Warner, $365,000 for Mr. Christenson and $312,500 for Mr. Nielson. For the year ended December 31, 2003, amounts include bonuses deferred, which were paid in equal installments in 2005 and 2006 for a total of $1,214,688 for Mr. Frank Fertitta III, $629,625 for Mr. Lorenzo Fertitta, $218,750 for Mr. Warner, $243,250 for Mr. Christenson and $208,250 for Mr. Nielson. In addition, a portion of the bonus earned for the year ended December 31, 2003 was paid with the issuance of restricted stock. The value and amounts of these restricted stock awards are included in the Long-Term Compensation—Restricted Stock Awards column. For the years ended December 31, 2005, 2004 and 2003, amounts include bonuses deferred under the Company’s Deferred Compensation Plan of $145,938, $31,250 and $18,750 for Mr. Warner and $60,831, $52,500 and $153,213 for Mr. Nielson, respectively.

(3)             For the years ended December 31, 2005, 2004 and 2003, perquisites and personnel benefits included expenses paid by the Company for country club membership and physical fitness programs and for personal use of the Company’s transportation. For the years ended December 31, 2005, 2004 and 2003, perquisites and personnel benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for Messrs. Lorenzo Fertitta, Warner, Christenson and Nielson with the exception of 2005 for Mr. Nielson, due to his use of the Company’s airplane. In April 2003 and 2005, Mr. Warner received a payment pursuant to his Long-Term Stay-On Performance Incentive Agreement. In July 2004, Mr. Lorenzo Fertitta received a payment pursuant to his Long-Term Stay-On Performance Incentive Agreement.

(4)             Awards of restricted stock were granted in 2004 pursuant to the Company’s Stock Compensation Program. The number of shares awarded to Messrs. Frank Fertitta III, Lorenzo Fertitta, Warner, Christenson and Nielson in 2004 were 300,000, 300,000, 200,000, 100,000 and 100,000, respectively. The restricted stock awards granted in 2004 vest in equal installments over ten years from the date of grant. Awards of restricted stock were granted in 2003 pursuant to the Company’s Stock Compensation Program. The number of shares awarded to Messrs. Frank Fertitta III, Lorenzo Fertitta, Warner, Christenson and Nielson in

2003 were 53,445, 40,000, 19,360, 21,528 and 19,360, respectively. In addition, awards of restricted stock were granted for the partial payment of bonus earned in the year ended December 31, 2003 to Messrs. Frank Fertitta III, Lorenzo Fertitta, Warner, Christenson and Nielson in the amounts of 37,479, 19,427, 6,749, 7,505 and 6,425, respectively. All of the shares granted or earned in 2003 vest in equal installments over five years from the date of grant. As of December 31, 2005, the total number of unvested shares of restricted stock held or earned by Messrs. Frank Fertitta III, Lorenzo Fertitta, Warner, Christenson and Nielson and the value of such shares as of the close of trading on such date, was 587,051, 429,542, 257,016, 198,921 and 175,756, and $39,802,058, $29,122,920, $17,425,685, $13,486,844 and $11,916,257, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(5)             These amounts represent premiums for life and disability insurance policies provided by the Company, group health insurance payments through the Company’s Exec-U-Care Medical Plan, payments for individual tax services and the Company’s matching contribution to the Executive Officers’ Deferred Compensation Plan for the Executive’s account.

Options Granted in 2005

The Executive Officers receive options pursuant to the Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators (as defined herein), subject to certain limitations. There were no options, restricted stock, stock appreciation rights or Long-Term Incentive Plan awards granted or made to any of the Executive Officers in 2005.

2005 Option Values

The following table provides information related to options to purchase common stock held by the Executive Officers at December 31, 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND
THE 2005 OPTION VALUES

	Shares		Number of Securities Underlying Unexercised Options at		Value of Unexercised in-the-money Options at
	Acquired on	Value	December 31, 2005(#)		December 31, 2005($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank J. Fertitta III	650,600	37,051,560	488,900	175,000	27,081,157	10,117,000
Lorenzo J. Fertitta	253,600	13,535,777	501,400	160,000	27,848,020	9,310,000
William W. Warner	90,000	4,589,431	30,000	130,000	1,776,000	7,164,000
Glenn C. Christenson	55,001	2,848,495	55,000	55,000	3,175,000	3,175,000
Scott M Nielson	182,792	10,857,118	177,207	40,000	10,159,511	2,314,000

(1)          Options are “in-the-money” if, on December 31, 2005, the market price of the common stock ($67.80) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common stock covered by the options on December 31, 2005, and the aggregate exercise price of such options.

EQUITY COMPENSATION PLAN INFORMATION

The following table lists all equity compensation plans that provide for the award of the Company’s securities or the grant of options as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (b)
Equity compensation plans approved by stockholders	2,314,182	$12.12	3,648,692
Equity compensation plans not approved by stockholders	—	—	—
Total	2,314,182	$12.12	3,648,692

(a)           This amount excludes restricted stock awards issued. In addition to the above, there are 2,124,594 shares of unvested restricted stock awards outstanding under equity compensation plans approved by shareholders.

(b)          Each future share grant subject to an award of restricted stock, restricted stock unit or other stock award shall reduce the shares available for grant by 1.9 shares to 1.

Employment Agreements

The Company entered into employment agreements dated as of May 20, 2003 with Frank J. Fertitta III, Lorenzo J. Fertitta, Glenn C. Christenson, William W. Warner and Scott M Nielson (the “Employment Agreements”). Pursuant to the terms of the Employment Agreements, Frank Fertitta III has agreed to serve as the Chief Executive Officer of the Company and Chairman of the Board, Lorenzo Fertitta has agreed to serve as President of the Company and Vice Chairman of the Board, Mr. Warner has agreed to serve as Executive Vice President and Chief Operating Officer of the Company, Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company and Mr. Nielson has agreed to serve as Executive Vice President and Chief Development Officer of the Company. All of the Employment Agreements terminate on May 20, 2008, but are subject to automatic 5-year extensions unless the Company or the Executive Officer who is party thereto gives notice at least one year prior to the end of the then-current term or unless the Employment Agreement is otherwise terminated pursuant to the terms of such agreement. The Employment Agreements provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company. Frank Fertitta III and Lorenzo Fertitta’s Employment Agreements do not prohibit them from engaging in any business or assisting any other entity in competition with the Company during the term of their employment or at any time thereafter.

Each Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus in an amount determined based on achievement of predetermined goals set by the Governance and Compensation Committee of the Board of Directors, and the inclusion of the Executive Officer in all benefit plans and programs of the Company made available to the Company’s Executive Officers or salaried employees generally. The Executive Officers’ current annual base salaries effective April 1, 2006 under the Employment Agreements are as follows: $2,250,000 for Frank Fertitta III, $1,740,000 for Lorenzo Fertitta, $1,200,000 for Mr. Warner, $1,020,000 for Mr. Christenson and $960,000 for Mr. Nielson. The Executive Officers are also entitled to certain other benefits and perquisites in addition to those made available to Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Frank Fertitta III and Lorenzo Fertitta, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Christenson, Warner and Nielson, participation in the Company’s Special Long-Term Disability

Plan, group health insurance coverage through the Company’s Exec-U-Care Medical Plan and supplemental life insurance in the following amounts: not less than $70 million aggregate coverage for Frank Fertitta III, $35 million for Lorenzo Fertitta, $4 million for Mr. Warner, $7.5 million for Mr. Christenson and $7.5 million for Mr. Nielson. Lorenzo Fertitta and Mr. Warner also participate in the Company’s Long-Term Stay-On Performance Incentive Plan.

In the event that an Executive Officer is terminated as a result of his death or Disability (as defined in his Employment Agreement), he or his legal representative will receive all salary due to the Executive Officer under his Employment Agreement as of the date of his death or Disability, and, in the case of Frank Fertitta III and Lorenzo Fertitta, his then current salary for 24 months. In addition, each Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated bonus for the year of death or Disability, plus, in the event of death, payment of any deferred compensation, and, in the event of Disability, immediate vesting of any deferred compensation or bonuses, and in the case of Frank Fertitta III and Lorenzo Fertitta, immediate vesting of restricted stock and unvested stock options and continuation of health and welfare benefits for 60 months. In the event an Executive Officer (other than Frank Fertitta III and Lorenzo Fertitta) is terminated without Cause (as defined in his Employment Agreement), other than due to death or Disability, prior to a Change in Control (as defined in his Employment Agreement), the Executive Officer will receive a payment equal to three times 160% of such Executive Officer’s base salary, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts. In the event of Frank Fertitta III’s termination without Cause or for Good Reason (as defined in Frank Fertitta III’s Employment Agreement) prior to a Change in Control, he will receive a payment equal to four times 220% of his base salary. If Lorenzo Fertitta is terminated without Cause prior to a Change in Control, he will receive a payment equal to three times 190% of his base salary. If any Executive Officer (other than Frank Fertitta III or Lorenzo Fertitta) is terminated without Cause, other than due to death or Disability, prior a Change in Control, he will also receive any bonus awarded but not yet paid, any deferred compensation, 180 days to exercise all vested options, and continuation of health and welfare benefits for 36 months. If the employment of Frank Fertitta III or Lorenzo Fertitta is terminated without Cause or for Good Reason (in the case of Frank Fertitta III only) prior to a Change in Control, he will receive any bonus awarded but not yet paid, any deferred compensation, continuation of health and welfare benefits for 60 months and immediate vesting of all restricted stock and unvested stock options and the ability to exercise the vested options for the remaining term of such stock options.

Immediately upon the occurrence of a Change in Control, the Executive Officers will be entitled to immediate vesting of all restricted stock, stock options, phantom stock units and stock appreciation rights and each of Frank Fertitta III and Lorenzo Fertitta will also be entitled to (i) minimum annual salary increases of at least 5%, (ii) annual bonuses of at least 120% of base salary in the case of Frank Fertitta III and 90% of base salary in the case of Lorenzo Fertitta, (iii) immediate vesting and payout of all amounts awarded under the long-term stay-on performance incentive agreement (in the case of Lorenzo Fertitta only), (iv) a lump-sum payment equal to the economic equivalent of such Executive Officer receiving payments under the Supplemental Executive Retirement Plan (the “SERP”) for a period of fifteen years (with such amount determined as if the Executive Officer were immediately eligible for early retirement under the SERP as of the termination date without penalty for early retirement), and (v) continued funding of life insurance policies. Additionally, if the employment of any Executive Officer (other than Frank Fertitta III or Lorenzo Fertitta) is terminated following a Change in Control, either by the Company without Cause, by the Executive Officer for Good Reason (as defined in his Employment Agreement) or by the Executive Officer without Good Reason within 90 days following the first anniversary of a Change in Control, the Executive Officer will be entitled to a payment equal to the greater of three times 160% of his base salary at the time of the Change in Control or at the time of termination, a pro-rata bonus, immediate vesting and payout of all shares or cash awarded under the Long-Term Stay-On Performance Incentive Plan (except in the event of a termination by the Executive Officer without Good Reason within 90 days following the first anniversary of a Change in Control), immediate vesting of his supplemental retirement benefits under the Supplemental Management Retirement Benefits Plan, continued funding of life insurance policies, and continuation of medical insurance for 36 months. In the event that Frank Fertitta III or Lorenzo Fertitta’s employment is terminated following a Change in Control, either by the Company without Cause, by such Executive Officer with Good Reason or by such Executive Officer without Good Reason at any time following the first anniversary of a Change in Control, such Executive Officer will be entitled to receive, in the case of Frank Fertitta III, a payment equal to four times 220% of his base salary, and in the case of Lorenzo Fertitta, a payment equal to four times 190% of his base salary, a pro-rata bonus and continuation of medical insurance for 60 months.

If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive Officer in connection with a Change in Control or the termination of the Executive Officer’s employment following a Change in Control, will be subject to the excise tax imposed by Section 4999 of the Code, the Employment Agreements provide that the Company will pay the Executive Officer an additional amount such that, after payment by the Executive Officer of all taxes, the Executive Officer retains an amount of such additional payment equal to the excise tax imposed on such payments and benefits paid or payable or received or to be received.

The Company entered into First Amendments to Employment Agreements with Glenn Christenson and Scott Nielson, effective as of July 13, 2004, which expand the scope of their non-competition obligations thereunder.

The Company also entered into First Amendments to Employment Agreements with Frank Fertitta III and Lorenzo Fertitta, effective as of January 21, 2005, which provide for a lump-sum payment to each of them under the SERP in the event of a Change in Control (as defined in their respective Employment Agreements). See “Supplemental Executive Retirement Plan” as described hereinafter.

Stock Compensation Program

In May 2005, the stockholders approved and the Company adopted the 2005 Stock Compensation Plan (the “2005 Plan”) which provides for grants of stock options, stock appreciation rights , restricted stock, restricted stock units, and other stock awards (collectively, the “Awards”). Individuals eligible to receive Awards under the 2005 Plan include employees, directors and independent contractors of the Company and its subsidiaries and other entities controlled by the Company. However, incentive stock options may be granted only to an employee of the Company or a subsidiary of the Company. Upon adoption of the 2005 Plan, no additional grants of awards will be made under the following plans of the Company (the “Prior Plans”): (i) the Incentive Stock Option Plan, (ii) the Compensatory Stock Option Plan, (iii) the Restricted Share Plan, (iv) the Non-employee Director Stock Option Plan, (v) the 1999 Compensatory Stock Option Plan and (vi) the 1999 Share Plan.

Under the 2005 Plan the maximum number of shares of common stock that will be available for the grants of Awards is 3,829,671, which includes 3,000,000 new shares and 829,671 shares that were available for awards under the Prior Plans. The number of shares otherwise available for the grant of Awards under the 2005 Plan will be increased by the number of shares subject to awards granted under any of the Prior Plans that are currently outstanding which are cancelled, terminated, or forfeited or expire after the effective date of the 2005 Plan. Each share subject to an award of restricted stock, restricted stock unit or other stock award shall reduce the shares available for grant by 1.9 shares. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, including immediate, 20% per year for five years, 10% per year for 10 years, and a cliff vest at the vesting date, to be determined at the time of grant. Generally, all options expire 10 years from the date of grant. The 2005 Plan will terminate 10 years from the date of adoption or extension, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the 2005 Plan after such date.

Supplemental Executive Retirement Plan

Effective as of November 30, 1994, the Company adopted the Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan. On January 21, 2005, the Company amended the SERP (the “SERP Amendment”). The purpose of the SERP Amendment was to (i) increase the Early Retirement Date (as defined in the SERP) for participants from age 45 to age 50, (ii) increase the Normal Retirement Date (as defined in the SERP) for participants from age 55 to age 60, (iii) add the President of the Company as a participant, and (iv) include the average annual bonus (in addition to base salary) earned by participants for the three most recent fiscal years in determining Final Annual Compensation (as defined in the SERP). Table I below sets forth the total benefits payable to the Chief Executive Officer and the President as the sole participants in the SERP (each, a “SERP Participant”). Amounts shown in Table I represent the annual benefits to which each SERP Participant is entitled under the SERP.

TABLE I*

Remuneration ($)	At Least 60 Years Old and 10 or More Years of Service
3,500,000	1,750,000
4,000,000	2,000,000
4,500,000	2,250,000
5,000,000	2,500,000
5,500,000	2,750,000
6,000,000	3,000,000
6,500,000	3,250,000
7,000,000	3,500,000

*                    Assumes normal retirement

Subject to the limitations set forth below, the SERP provides a monthly supplemental retirement benefit (the “SERP SRB”), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer’s and President’s Final Annual Compensation (as defined in the  SERP) of the SERP Participant, as determined under the SERP, as amended; provided, however, that for purposes of determining Final Annual Compensation, the average annual bonus shall be limited to a maximum amount equal to 100% of the product of (i) the Average Monthly Salary (as defined in the SERP), multiplied by (ii) twelve. Amounts shown in Table I represent the annual benefits to which each SERP Participant is entitled under the SERP, as amended, which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts listed in Table I are not currently subject to any deductions for social security because the Company currently has no other defined benefit plans. Each SERP Participant will become vested in accrued SERP SRBs upon the later of (a) the attainment of age 50 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SERP) occurs, the SERP Participants will become fully vested in the SERP SRB.

The SERP SRB is payable upon the later of the date on which the SERP Participant attains age 60 or the SERP Participant’s termination of employment. Alternatively, the SERP Participant may elect to commence receiving the SERP SRB upon the later of the date on which the SERP Participant attains age 50 or the SERP Participant’s termination of employment. In the event of such an early retirement election, the SERP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the SERP Participant is less than age 60.

The SERP SRB payments will be made for no less than 15 years after the date on which the SERP Participant begins to receive payments; provided, however, that in the event of a Change of Control (as defined in the Employment Agreement of the SERP Participant), the SERP Participant will be entitled to receive, in lieu of any other payments under the SERP, a lump-sum payment of the economic equivalent of the SERP Participant receiving payments under the SERP for a period of 15 years (with such amount determined as if the SERP Participant were immediately eligible for retirement under the SERP without penalty for early retirement). If the SERP Participant dies after he becomes vested and prior to the date on which the SERP Participant begins to receive SERP SRB payments, the Company will pay a survivors benefit to the SERP Participant’s spouse equal to the amount that would have been payable to such spouse if the SERP Participant had commenced receiving the SERP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty to set aside or invest any amounts under or in respect to the SERP. As of December 31, 2005, Frank J. Fertitta III has eleven years of credited service and Lorenzo Fertitta has five years of credited service under the SERP.

Supplemental Management Retirement Plan

Effective November 30, 1994, the Company adopted the Supplemental Management Retirement Plan (the “SMRP”), which is a defined benefit plan. Table II below sets forth the total benefits payable to Executive Officers (other than the Chief Executive Officer and the President) selected by the Governance and Compensation Committee to participate in the SMRP. Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP.

TABLE II*

Remuneration ($)	At Least 60 Years Old and 10 or More Years of Service
750,000	300,000
850,000	340,000
950,000	380,000
1,050,000	420,000
1,150,000	460,000
1,250,000	500,000

*                    Assumes normal retirement

The SMRP provides a monthly supplemental retirement benefit (the “SMRP SRB”), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer’s final annual compensation, as determined under the SMRP (equal to the amount reported as annual salary in the Summary Compensation Table), which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts shown in Table II are not currently subject to any deductions for social security or other offset amounts because the Company currently has no other defined benefit plans. The Executive Officer will become vested in the accrued SMRP SRBs upon the later of (a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SMRP SRB.

The SMRP SRB is payable upon the later of the date on which the Executive Officer attains age 60 or the Executive Officer’s termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SMRP SRB upon the later of the date on which the Executive Officer attains age 55 or the Executive Officer’s termination of employment. In the event of such an early retirement election, the SMRP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

The SMRP SRB payments will be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SMRP SRB payments, the Company will pay a survivor’s benefit to the Executive Officer’s spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SMRP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty whatsoever to set aside or invest any amounts under or in respect to the SMRP. As of December 31, 2005, Mr. Christenson is fully vested under the SMRP. As of December 31, 2005, Mr. Nielson has eleven years of credited service and Mr. Warner has nine years of credited service under the SMRP.

Deferred Compensation Plan For Executives

The Deferred Compensation Plan For Executives (the “DCPE”), in effect as of November 30, 1994 and amended and restated as of June 1, 1998, is a deferred compensation plan for a select group of management and highly compensated employees who are selected for participation by the Governance and Compensation Committee of the Board of Directors. Executive Officers may defer up to 90% of their regular base salary and 100% of any special and/or discretionary bonuses and receive a Company match of up to 5% of any base salary and bonus deferred under the plan. If the Executive Officer is terminated without cause or if a Change in Control (as defined in the DCPE) occurs prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts becomes fully vested as of the date of such event. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

Special Long-Term Disability Plan

The Special Long-Term Disability Plan provides disability benefits equal to a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant’s employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other disability plans sponsored by the Company, if any. Benefits begin on the first day of the second month succeeding the month in which the participant’s termination of employment due to disability occurs. Individuals eligible to participate in the plan consist of the Executive Officers as chosen by the Governance and Compensation Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Governance and Compensation Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Each of the Executive Officers is a participant in this plan.

Long-Term Stay-On Performance Incentive Plan

Mr. Lorenzo Fertitta entered into a Long-Term Stay-On Performance Incentive Agreement dated March 15, 2002, whereby the Company will pay him $1.0 million in cash in three equal installments on each of July 31, 2004, July 31, 2007 and July 31, 2010, provided that he will have been continuously employed with the Company through those respective dates. Mr. Warner entered into a Long-Term Stay-On Performance Incentive Agreement dated April 1, 2002, whereby the Company will pay him $250,000 in cash on each of April 1, 2003, 2005, 2007 and 2009, provided that he will have been continuously employed with the Company through those respective dates.

Limitation Of Liability And Indemnification Of Directors And Officers

The Company’s Articles of Incorporation eliminate liability of its directors and officers for damages for breach of fiduciary duty as directors and officers except to the extent otherwise required by the Nevada Revised Statutes (“NRS”) and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of the law.

Sections 78.7502 and 78.751 of Chapter 78 of the NRS and the Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement.

Section 78.752 of Chapter 78 of the NRS and the Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors’ and officers’ liability insurance.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the “Indemnitee”) unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

REPORT ON EXECUTIVE COMPENSATION1

This report is provided by the Governance and Compensation Committee of the Board of Directors to assist stockholders in understanding the Company’s objectives and procedures in establishing the compensation of the Company’s Chief Executive Officer and other executive officers. The Governance and Compensation Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with stockholders’ interests and the Company’s business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

Executive Compensation Program Philosophy and Objectives

The Governance and Compensation Committee’s primary objectives in setting compensation policies are to develop a program designed to attract and retain those individuals needed to successfully implement the Company’s strategy and to reward them relative to the Company’s performance. The Governance and Compensation Committee sets compensation policies to promote profitable growth and to retain highly talented, motivated individuals with a long-term vision for the Company. The Governance and Compensation Committee also seeks to align the financial interest of the Company’s executives with that of its stockholders. To achieve this goal, the Governance and Compensation Committee believes that a significant portion of the Company’s executives’ compensation should be “at risk” and tied to the achievement of annual and long-term corporate performance criteria. The Governance and Compensation Committee retains a nationally recognized human resources consulting firm to assist with the design, implementation and communication of the Company’s compensation program.

Base Salary

Base salaries are reviewed annually and may be adjusted (for increase but not for decrease) based on an evaluation of the executive’s performance in conjunction with a review of compensation received by individuals holding similar positions at other organizations with similar scope of operations. For the year ended December 31, 2005, the Governance and Compensation Committee identified a group of casino and gaming companies (the “Peer Companies”) that it believes are the Company’s competition for executive level employees. As part of its strategy to attract and retain high quality executive employees, the Governance and Compensation Committee has established a policy to pay executive base salaries based on competitive base salaries paid by the Peer Companies, with the Company’s salaries being at or near the high end of the range. Actual salaries are determined based upon an assessment of the individual’s contribution and value to the organization and the competitive market for that position.

Annual Incentives

The Governance and Compensation Committee also sets executive compensation in a manner designed to make it dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Governance and Compensation Committee has made a portion of an executive’s compensation dependent upon the annual and long-term performance of the Company.

Annual incentive awards for the year 2005 performance were based upon the Company’s performance and assessments of the individual executive’s contribution to the success of the Company during 2005. The Governance and Compensation Committee targeted total cash compensation paid to the Company’s

1                      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act, this Report on Executive Compensation shall not be incorporated by reference in any such filings.

executives to pay for similar positions in the Peer Companies, with the Company’s total cash compensation being at or near the high end of the range. Actual annual incentive payouts were adjusted for the Company’s performance and the individual’s contribution during the performance period.

The Governance and Compensation Committee has adopted an incentive program that makes a portion of the participant’s compensation dependent upon the annual performance of the Company and a portion dependent on achievement of superior individual performance in the event targets are not met. The purpose of this program is to focus each executive on the attainment of financial objectives that the Governance and Compensation Committee believes are primary determinants of the Company’s share price over time. Each year, specific cash flow and/or earnings per share goals are approved by the Governance and Compensation Committee under the program. To ensure that the award amounts under the program are competitive, target award amounts are set at the beginning of each performance period for each executive based upon comparable award amounts paid by the Peer Companies. The amount of the target award is determined by comparison of actual earnings before interest, taxes, depreciation and amortization (“EBITDA”) versus the Company’s EBITDA goal. The actual award may vary from zero to 233% of the target award. The Governance and Compensation Committee has retained the ability to award a discretionary bonus.

Long-Term Incentives

The Company has provided stock-based incentives to its executives since its inception. The Governance and Compensation Committee attempts to give the Company’s executives a stake in the long-term success of the business and pay a considerable portion of such executives’ total compensation in stock in order to give the executives a long-term stake in the business and to align executives’ interests with those of the Company’s stockholders. These grants of stock options and restricted stock awards align the executive’s interests with the stockholder’s interests as the size of the executive’s reward is dependent on the Company’s stock performance. Grants made to the Company’s executives are based on the grant values for similar positions among the Peer Companies, with the Company’s grant values being at or near the high end of the range. The value of any stock option awards are estimated using the Black-Scholes option valuation model. Awards have generally been granted with 20% of the award vesting on each anniversary from the date of grant until fully vested. All of the restricted shares granted to the Company’s executives (excluding shares granted to such executives as part of their 2003 annual bonus) in the year ended December 31, 2004, a portion of the restricted shares granted to such executives in the year ended December 31, 2001 and all of the restricted shares granted to such executives in the year ended December 31, 1999, were granted with 10% of the award vesting on each anniversary from the date of grant until fully vested.

Other Executive Programs

The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control agreements. The details of these programs are explained under the “Executive Compensation” section of this proxy statement.

2005 Compensation for the Chief Executive Officer

The same philosophies described above for each executive position were used by the Governance and Compensation Committee to determine the compensation for Frank J. Fertitta III, the Chairman of the Board and Chief Executive Officer of the Company.

The Chief Executive Officer’s 2005 Base Salary

The Governance and Compensation Committee established Mr. Fertitta’s annual base salary for the year 2005 based upon a review of base salaries paid by the Peer Companies, together with an evaluation of the Company’s results in 2005.

The Chief Executive Officer’s 2005 Annual Incentive

The annual incentive earned by the Chief Executive Officer for the year 2005 performance was $3,750,000. This annual incentive award reflects the Company’s performance and the Chief Executive Officer’s individual contribution to the Company as evaluated by the Governance and Compensation Committee for the year.

Limitation of Tax Deduction for Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million in any taxable year, effective for compensation paid after 1993. The Governance and Compensation Committee believes that there will be approximately $25 million of non-deductible compensation in 2005. While the Governance and Compensation Committee is mindful of the provisions of Section 162(m), the Governance and Compensation Committee has the discretion to grant non-deductible compensation to proxy-named executive officers, depending upon the circumstances.

Respectfully Submitted,
Lowell H. Lebermann, Jr., Chairman
James E. Nave, D.V.M.
Lee S. Isgur
Robert E. Lewis

REPORT OF AUDIT COMMITTEE2

The Audit Committee of the Board of Directors developed a charter for the Committee that was approved by the Board of Directors. The Audit Committee has adopted a policy that requires advance approval of all audit-related, tax services and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

In conjunction with its activities during the Company’s year, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent auditors the matters required to be discussed by SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors’ independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s year ended December 31, 2005.

Respectfully Submitted,
James E. Nave, D.V.M., Chairman
Lowell H. Lebermann, Jr.
Lee S. Isgur
Robert E. Lewis

2                      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act, this Report of Audit Committee shall not be incorporated by reference in any such filings.

Auditor Fees and Services

In addition to performing the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004, Ernst & Young LLP also performed quarterly reviews of the Company’s consolidated financial statements and various other services during 2005 and 2004 (including services incurred under Section 404 of the Sarbanes-Oxley Act of 2002). The aggregate fees billed or accrued for 2005 and 2004 for each of the following categories of services are set forth below:

	2005	2004
Audit Fees	$846,360	$1,056,560
Audit-Related Fees	20,600	37,430
Tax Fees	19,655	67,740
All Other Fees	—	—

Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2005 or 2004. The fees paid for tax services were primarily related to reviews of the Company’s tax returns, IRS examinations and technical services. Audit-related fees include fees paid for audits of employee benefit plans. All of the fees were approved by the Audit Committee. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

STOCK PERFORMANCE GRAPH3

The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”), the Dow Jones US Gambling Index (“Dow Jones US Gambling”) and the cumulative total return of a peer group with comparable market capitalization. The peer group consists of Ameristar Casinos, Inc., Aztar Corp., Boyd Gaming Corp., Harrah’s Entertainment, Inc., Isle of Capri Casinos, Inc., MGM Mirage, Inc. and Pinnacle Entertainment, Inc. In the past, the Company compared its cumulative total shareholder return to a group of peer companies. Three of the peer companies constituting 30% of the peer group have since been acquired by other companies (two of which were already members of the peer group). In the future, the Company intends to compare its cumulative total shareholder return to the Dow Jones US Gambling Index since it contains a much larger and wider group of actively traded companies (including the Company) in the subjective industry and may provide a more relevant general reference point for investors when evaluating the Company’s cumulative total shareholder return.

The performance graph assumes that $100 was invested on December 31, 2000 in each of the common stock of Station Casinos, Inc., common stock of the selected peer group, the Dow Jones US Gambling and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(*)
AMONG STATION CASINOS, INC., THE S&P 500 INDEX, THE DOW JONES US GAMBLING INDEX
AND A PEER GROUP

*                    $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

3                    Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act, the Performance Graph shall not be incorporated by reference in any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Boulder Station Lease

The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the “Related Lessor”), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company and Lorenzo J. Fertitta, Vice Chairman of the Board and President of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $183,333 through June 2008. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2013, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in June 2008, to purchase the land at fair market value. The Company’s leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Texas Station Lease

The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $337,417 through June 2010. In July 2010, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. In July 2015, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in May 2010, to purchase the land at fair market value. The Company’s leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Golden Gaming, Inc.

During the years ended December 31, 2005 and 2004, the Company sold gaming devices with a total value of approximately $123,110 and $47,300, respectively, to Golden Gaming Inc. Blake L. Sartini is the Chief Executive Officer of Golden Gaming, Inc. In September 2001, Mr. Sartini resigned his position as Executive Vice President and Chief Operating Officer of the Company concurrent with his purchase of Golden Gaming, Inc. Mr. Sartini is also the brother-in-law to Frank J. Fertitta III and Lorenzo J. Fertitta. The Audit Committee approved the sales and the Company believes that the terms of the sale of the gaming devices were as fair to the Company as could be obtained from the sale of such devices to an independent third party.

Reno Land Holdings, LLC

In February 2005, the Company purchased Reno Land Holdings, LLC from the Blake L. Sartini and Delise F. Sartini Family Trust. The purchase price was approximately $15.1 million, which was equal to the seller’s actual costs (including carrying costs) incurred in connection with the  purchase and development of the assets owned by such entity through the date of acquisition of the entity by the Company. Delise F. Sartini is the sister of Frank J. Fertitta III and Lorenzo J. Fertitta and she is married to Blake L. Sartini.

The primary asset of Reno Land Holdings, LLC is 96 acres of land and related water rights in Reno, Nevada. The independent directors unanimously approved the purchase and the purchase price is supported by an independent third-party appraisal.

ITEM II
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the Audit Committee and the Board of Directors have selected Ernst & Young LLP (“E&Y”) to continue as independent auditors to audit the financial statements of the Company for the year ended December 31, 2006. E&Y has served as the Company’s principal auditors since September 29, 2003, and have provided certain tax and other services (see “REPORT OF AUDIT COMMITTEE, Auditor Fees and Services”). Representatives of E&Y are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the Company’s independent auditors is not required under Nevada law or under the Company’s Articles of Incorporation or its By-Laws. If the stockholders do not ratify the selection of E&Y as the Company’s independent auditors for 2006, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the selection of E&Y is ratified by the stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2006.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote FOR the selected independent auditors.

THE UNION’S PROPOSAL

Set forth below, as Item III, is a stockholder proposal received by the Company for the Annual Meeting of Stockholders.

UNITE HERE, an affiliate of the Culinary Worker’s Union Local 226 (together, the “Union”) and the owner of 262 shares of common stock, has submitted, a non-binding stockholder proposal (the “Union’s Proposal”) discussed below. The text of the Union’s Proposal and supporting statement appear as submitted to the Company by the Union. The Board of Directors and the Company accept no responsibility for the Union’s Proposal and the supporting statement.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT THE STOCKHOLDERS VOTE AGAINST THE UNION’S PROPOSAL.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST the Union’s Proposal.

ITEM III

The Union has submitted the following proposal:

RESOLVED, Shareholders of Station Casinos, Inc. (the “Company”) request the Board of Directors (“the Board”) to redeem the share purchase rights previously issued on October 6, 1997, and not to extend or adopt any shareholder rights plan unless it has been approved by the affirmative vote of the holders of a majority of shares present and voting on the matter.

SUPPORTING STATEMENT

On October 6, 1997, the Board issued certain share purchase rights whose terms and conditions are contained in the Company’s Rights Agreement with Continental Stock Transfer & Trust Company. The Board took this action unilaterally and without seeking prior approval of shareholders. These share purchase rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition, and they will not expire until October 21, 2007.

While management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the possibility of an unsolicited bid justifies the unilateral implementation of such a device.

In our view, seeking shareholder approval on the poison pill is especially important given the unprecedented merger-and-acquisition activity in the gaming industry. Within the last two years, gaming deals worth close to $24 billion have been completed, including Boyd Gaming’s $1.4 billion acquisition of Coast Resorts, a major competitor of the Company. We believe the trend of consolidation is likely to continue, a view backed by industry analysts:

•       “Standard & Poor’s expects consolidation to continue to be a factor in the industry during 2006 because the same regulatory restrictions, which discourage new entrants, limit domestic opportunities for existing casino operators as well….As many rated gaming issuers are public companies, fewer growth opportunities will likely continue to spur consolidation.”  (Standard & Poor’s, “U.S. Gaming Industry Outlook For 2006”, 11/29/2005.)

•       “Casino operators remain in a period of strong secular growth but are likely to face momentum concerns as growth slows…In this environment, consolidation will likely become an increasingly important component of growth, which presents both opportunity and risk.”  (Citigroup Smith Barney Equity Research, “United States, Gaming and Lodging, 2004 Midyear Update: What’s Next?” 6/18/2004).

We believe the Company’s poison pill—along with its other anti-takeover devices, such as classified board, blank check preferred stock, supermajority voting requirements, and golden parachutes—serves to potentially entrench the Company’s management and Board at the expense of shareholders.

According to the 1991 book Power and Accountability by Nell Minow and Robert Monks, “All poison pills raise questions of shareholder democracy and the robustness of the corporate governance process. They amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

We urge all shareholders to vote FOR this resolution.

Company’s Statement in Opposition to the Union’s Proposal

UNITE HERE, an affiliate of the Culinary Worker’s Union Local 226 (together, the “Union”) and the owner of 262 shares of common stock, has submitted a non-binding proposal (the “Union’s Proposal”)

set forth above relating to the Company’s Rights Agreement (the “Rights Plan”), which the Board adopted in 1997. Last year, the Union submitted a similar proposal relating to the Company’s Rights Plan which proposal was voted down by a majority of our shareholders. The Union has returned this year with the same proposal for your consideration a second time.

The Board unanimously urges you to vote AGAINST the Union’s Proposal because the Board believes that the Union’s Proposal would, among other things, weaken an integral part of the Company’s system of corporate governance. This system was designed, in part, to enable the Board to adequately evaluate and potentially negotiate an acquisition proposal, consistent with its fiduciary duties and current laws and regulations. The Board believes that the Union’s Proposal, which seeks to weaken an integral part of this system and undermine management’s and the Board’s credibility, are not in the best interests of the Company and its stockholders. Further, the Board believes, based on circumstantial evidence, that the Union’s Proposal is nothing more than a thinly-disguised pressure tactic to promote its own union organizing agenda. The Board believes that the Union’s ongoing organizing efforts at the Company, coupled with the small number of Company shares owned by the Union, provide clear evidence of the Union’s ulterior motive.

Your Board believes that the Company’s Rights Plan is one of the most effective tools available to the Board to protect stockholders against takeover abuses and to assure all stockholders of a fair price and fair treatment in the context of a unsolicited takeover of the Company, whether through open market purchases or a hostile tender offer. In essence, the Company’s Rights Plan provides the Board with bargaining power and practical leverage with respect to timing and other factors that it would not otherwise have in the face of an unsolicited takeover attempt. The Company’s Rights Plan is not intended to prevent a takeover of the Company and will not do so. However, it should deter any attempt to acquire the Company in a manner or on terms not approved by the Board. The Company’s Rights Plan is designed to induce a potential hostile acquiror to deal directly with the Board in connection with its acquisition proposal rather than permitting it to use abusive tactics to deprive the Board and the stockholders of any meaningful opportunity to determine the destiny of their Company.

It is important to note that the Company’s Rights Plan does not interfere with the ability of the Company, prior to a “flip-in,” to solicit, pursue or consummate a negotiated takeover transaction. The Company’s Rights Plan is intended to empower the Board to protect and pursue the interests of the Company and all of its stockholders, which may include the sale of the Company by merger or otherwise, and does not achieve this result by limiting the opportunities that may be available to the Company.

Potential takeover abuses that the Company’s Rights Plan is designed to protect against include the following:

•                    Compressed Time Frame—The traditional function of the Board is to act and negotiate in the best interest of and on behalf of the Company’s stockholders in connection with a merger or other business combination. The commencement of a tender offer, as opposed to negotiation with the Board, could leave the Company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for stockholders.

•                    Creeping Tender Offer—By use of the so-called “creeping tender offer,” a potential hostile acquirer, through selective open-market purchases in which it offers different prices to different stockholders, could gain control of the Company without affording stockholders the protections of the Federal tender offer rules which require, among other things, that all stockholders receive the same price in a tender offer.

•                    Street Sweep—The commencement of a tender offer by a hostile acquiror could result in professional short-term stock traders (arbitrageurs) acquiring large numbers of shares. Once this takes place, the hostile acquiror could terminate the tender offer (possibly causing the stock price to fall) and “sweep the street,” thereby acquiring control from the arbitrageurs but leaving other public stockholders as minority stockholders.

•                    Partial Tender Offer—The takeover of the Company by a hostile acquiror through a creeping or partial tender offer would enable the hostile acquiror to take advantage of the public minority stockholders through self-dealing and conflict transactions or to squeeze out the public stockholders, forcing them to accept questionable securities.

State courts, including Nevada courts, have generally upheld the validity of rights plans, while recognizing that, depending on circumstances, a Board may ultimately have a duty to redeem the rights and let stockholders choose whether to accept an offer once the Board has determined to engage in a change of control transaction.

A 1997 study of 319 merger and acquisition transactions completed between 1992 and 1996 was published by Georgeson Shareholder Communications Inc. (“Georgeson”), a nationally recognized proxy solicitation and investor relations firm. This study found that stockholders of target companies with stockholder rights plans received “significantly larger” takeover premiums than did stockholders of target companies without such plans. This study also concluded: “Companies with pills appeared more likely to be targets of takeover bids than companies without pills.” Finally, the study found that takeover bids were more likely to be completed when the target company had a poison pill. This study is currently available at Georgeson’s website, www.georgeson.com.1  More recently, Institutional Shareholder Services published a study, jointly with Georgia State University, which concluded that companies, “with poison pills have higher returns on equity, higher net profit margins, [and] higher dividend yields.”  Caylor, Marcus L. and Brown, Lawrence D., “Corporate Governance and Firm Performance,” p.24, December 7, 2004.2

Some argue that a poison pill disadvantages stockholders since the Board may effectively reject an acquisition offer that it believes is not in the best interest of all stockholders even though a majority of stockholders would approve of such an offer if given the chance to vote on it. The Board believes that the Company’s Rights Plan enhances the ability of the Board, as well as any future Board, to maximize stockholder value consistent with its fiduciary duties to all of the Company’s stockholders. The Board is committed to enhancing stockholder value and is proud of the Company’s record with respect to shareholder returns. The Board further believes that it is not necessary to submit the Company’s Rights Plan to stockholders for approval because such plan was properly adopted over eight years ago and serves to benefit and protect all of the Company’s stockholders. The Board also believes that redeeming the Company’s Rights Plan would remove an important tool that allows the Board more time to evaluate an acquisition offer and to bargain with a potential bidder on behalf of all Company stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE UNION’S PROPOSAL RELATING TO THE COMPANY’S RIGHTS PLAN.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST the Union’s Proposal relating to the Company’s Rights Plan.

1                      The study, entitled “Mergers & Acquisitions: Poison Pills and Shareholder Value/1992-1996,” was performed by Georgeson Shareholder’s Research Group and published in 1997. Neither Georgeson Shareholder, nor any of its affiliates is a participant in this proxy solicitation. We have not requested or obtained consent from Georgeson Shareholder or any of its affiliates for the inclusion of this cite.

2                      We have not requested or obtained consent from Institutional Shareholder Services, Georgia State University, or any of their respective affiliates for the inclusion of this cite.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

Stockholder proposals, if any, that may be considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than December 21, 2006. A stockholder who wishes to make a proposal at the 2007 Annual Meeting of Stockholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company at the above address not less than 35 days prior to the 2007 Annual Meeting of Stockholders. If a stockholder fails to give timely notice, then the persons named as proxies in the proxy cards solicited by the Company’s board of directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion.

CERTIFICATIONS

In May 2005, the Corporation submitted a New York Stock Exchange “Section 12(a) CEO Certification” to the New York Stock Exchange. The Chief Executive Officer and the Chief Financial Officer certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 were filed as exhibits to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

STATION CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 24, 2006

10:00 a.m. Local Time

RED ROCK CASINO RESORT SPA

11011 West Charleston Boulevard

Las Vegas, Nevada

------------------------------------------------------------------------------------------------------------------------------------------------------------------

Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, NV 89102	Proxy

The undersigned hereby appoints FRANK J. FERTITTA III and RICHARD J. HASKINS, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting (the “Meeting”) of stockholders of Station Casinos, Inc. (the “Company”) to be held May 24, 2006 at 10:00 a.m. local time at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada and/or at any adjournment of the Meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the Meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING — MAY 24, 2006. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 23, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/stn/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 23, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Station Casinos, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

   Please detach here

The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

1.	The election of two directors to serve until the 2009 annual meeting:	01 02	Lowell H. Lebermann, Jr. Robert E. Lewis	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006.			☐	For	☐	Against	☐	Abstain

3.	Shareholder proposal requesting the Company to redeem the Company’s Rights Agreement.			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ Indicate changes below:				Dated

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.